Exhibit 10.13

TERM SHEET

Date:	June 1, 2011

To:	Matt Swartwood

Position:	Senior Vice President, Stores

Employer:	Body Central

Reports to:	Allen Weinstein, President and Chief Executive Officer

Please find below the terms and conditions of employment proposed by Body Central:

Start Date (first day of employment):  On or before June 30, 2011

Base Salary: $240,000 annually, subject to applicable withholding taxes

Sign on Bonus:  $30,000, payable upon the date you relocate your household goods and your family to Jacksonville, Florida.

Car Allowance:  $1,000 per month

Bonus Incentive:  Under our current executive bonus plan, you have the potential to receive 35% of your Base Salary if Body Central’s net income targets are met, and, if net income targets are exceeded, your bonus potential continues to grow with no cap.  Bonus for 2011 will be prorated based on your Start Date.

Equity:  You will be eligible to receive options to purchase 15,000 shares of Body Central stock at the closing price on your Start Date. These options will vest 25% on the first anniversary of your employment date and quarterly thereafter over the next three (3) years.

Benefits:  You will be eligible to participate in benefit plans provided to full-time employees, which currently include group health and life insurance and 401(k) Plan.  Insurance eligibility will begin on the Start Date with no waiting period.

Vacation:  You will be eligible for 15 days of paid vacation per year.

Relocation:  Body Central will reimburse you for the following:

a.  expenses related to a “full service” move of your household goods from your current residence to the Jacksonville area, including transporting your two collector vehicles in an enclosed trailer;

b.  temporary housing expenses for up to three months after the Start Date prior to obtaining a permanent residence in Jacksonville; and

c.  expenses for you, your spouse and your family related to one house hunting trip and final relocation to Jacksonville.

If within 2 years after the Start Date you voluntarily terminate employment for any reason, or Body Central terminates you for cause, you will reimburse Body Central all expenses described in (a)-(c) above plus the amount of the Sign on Bonus, prorated on a monthly basis for the period of time you are employed.

Severance:   After one year of employment, six months of base salary will be granted if the employee is terminated without cause.

Acceptance: Please confirm your acceptance of these terms and conditions by returning to the attention of Body Central one signed copy of this letter by Friday, June 3, 2011.

Signed on day of June 2011.

B. Allen Weinstein

I accept and approve the terms and conditions:

Matt Swartwood

Date of Acceptance